EX-28.h.9

Nationwide Fund Advisors

One Nationwide Plaza

Mail Code 5-02-210

Columbus, Ohio 43215

March 1, 2024

Nationwide Mutual Funds

One Nationwide Plaza

Mail Code 5-02-210

Columbus, Ohio 43215

Re: Investment Advisory Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Fund Advisors (“NFA”) agrees that, with respect to the Nationwide Government Money Market Fund, a series of Nationwide Mutual Funds, NFA shall waive all or a portion of the Investment Advisory Fee to which it otherwise would be entitled in an amount that may vary in order to ensure that each class of the Nationwide Government Money Market Fund maintains each day a stable net asset value per share of $1.00, for the period from the date of this Agreement through February 28, 2025. NFA acknowledges that NFA shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Fund Advisors

By:	/s/ Lee T. Cummings
Name: Lee T. Cummings
Title: Senior Vice President

Your signature below acknowledges

acceptance of this Agreement:

Nationwide Mutual Funds

By:	/s/ Allan J. Oster
Name: Allan J. Oster
Title: Assistant Secretary
Date: March 1, 2024